Exhibit 2(a)(1)

     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “DEGREEN GLOBAL MANAGERS FUND”, CHANGING ITS NAME FROM “DEGREEN GLOBAL MANAGERS FUND” TO “DEGREEN EMERGING MARKET MANAGERS FUND”, FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF SEPTEMBER, A.D. 2008, AT 8 O’CLOCK A.M.

/s/ Harriet Smith Windsor

4532313 8100 080955795 you may verify this certificate online at corp.delaware.gov/authvor.shtml	Harriet Smith Windsor, Secretary of State AUTHENTICATION: 6868779 DATE: 09-23-08